Exhibit 10.29

2006-2011

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: [GRANT DATE]

The following Agreement is (A) established to ensure the continued protection of the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola Mobility Holdings, Inc. and each of its subsidiaries (the “Company”), both as defined in the Motorola Mobility Holdings, Inc. Legacy Incentive Plan (the “Plan”), and Motorola, Inc. and each of its subsidiaries (“Predecessor” which, to the extent this Agreement refers to post-Distribution rights and obligations, shall mean Motorola Solutions, Inc. and each of its subsidiaries) to the extent hereinafter provided, and to reflect the assumption and substitution by Motorola Mobility on January 4, 2011 under the terms of the Plan of an option (the “Original Award”) granted to me by Motorola, Inc. on the above referenced grant date, and (B) made in connection with the distribution to holders of shares of Predecessor common stock of the outstanding shares of Company Common Stock (the “Distribution”). Such adjustment and substitution included an adjustment to the number and kind of shares underlying the Original Award and that future vesting will be based on employment or service with the Company or as otherwise provided in the Substitute Award Document.

As consideration for the assumption and substitution of the Original Award granted to me by Predecessor (the “Covered Options”), and the Company and its predecessors, including Predecessor, having provided me with Confidential Information as an [appointed vice president or elected officer] of the Company and/or its Predecessor, I agree to the following:

1.	I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions, any Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. For purposes of this paragraph 1, “Company” shall include the Company, Predecessor and each of their subsidiaries.

2.

I agree that during my employment and the Restricted Covenant Period, I will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company or Predecessor, as the case may be, who possesses Confidential Information to terminate his/her employment with the Company or Predecessor, as the case may be, and/or to seek employment with my new or prospective employer, or any other company. For purposes

Exhibit 10.29

2006-2009

of this Agreement, “Restricted Covenant Period” shall mean the period commencing on the termination of my employment with the Company for any reason and ending, (i) in respect of a restriction or limitation relating to my employment with Predecessor connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of Predecessor post-Distribution, one year following the Distribution Date, and (ii) in respect of a restriction or limitation relating to my employment with the Company or connected with or in support of activities, products, services, technological developments, customers or potential customers of the business units that are part of the Company post-Distribution, one year following termination of my employment with the Company.

3.	I agree that during my employment and during the Restricted Covenant Period, I will not engage in activities which are entirely or in part the same as or similar to activities in which I engaged, including for or on behalf of Predecessor, at any time during the one year preceding termination of my employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) on which I worked at any time, including for or on behalf of Predecessor, during the one year preceding termination of my employment with the Company, including any employment with Predecessor. This paragraph applies in the countries in which I have physically been present performing work for the Company, Predecessor or their subsidiaries at any time during the one year preceding termination of my employment.

4.	I agree that during my employment and during the Restricted Covenant Period, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company or Predecessor to any person, company or entity which was a customer or potential customer for such products or services and with which I had direct or indirect contact regarding those products or services or about which I learned Confidential Information at any time during the two years prior to termination of employment with the Company, including any employment with Predecessor.

5.	I agree that during my employment and during the Restricted Covenant Period, I will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company or Predecessor to any person, company or entity which was a customer for such products or services and with which customer I had direct or indirect contact regarding those products or services or about which customer I learned Confidential Information at any time during the one year prior to termination of my employment with the Company, including any employment with Predecessor.

6.

If I am an officer subject to Section 16 of the Securities Exchange Act of 1934 on the day of this grant, I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments Upon Financial Restatement (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by

Exhibit 10.29

2006-2009

the Company’s independent directors that, as a result of intentional misconduct by me, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy shall apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract to the Company.

7.	I agree that by accepting the Covered Options, if I violate the terms of paragraphs 1 through and including 5 of this Agreement, then, in addition to any other remedies available in law and/or equity, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment with the Company, including any employment with Predecessor, for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price as reflected in the Substitute Award Document for the Covered Options and the market price of the shares of Company Common Stock on the date of exercise (the “spread”).

8.	The requirements of this Agreement can be waived or modified only upon the prior written consent of the Company. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company, its assigns and successors, and Predecessor.

9.	I agree that during my employment and for a period of one year following the termination of my employment by the Company for any reason, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer and/or to share information with Predecessor if deemed relevant to Predecessor’s ability to enforce its rights under this Agreement. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.

10.

I acknowledge that the harm caused to the Company and/or Predecessor by the breach or anticipated breach of paragraphs 1, 2, 3, 4 and/or 5 of this Agreement will be irreparable and I agree the Company and/or Predecessor may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company and/or Predecessor may have pursuant to this Agreement, any other agreements between me and the Company, or between me and Predecessor, for the protection of Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as

Exhibit 10.29

2006-2009

specified in paragraph 13 below, will, at the request of the Company and/or Predecessor, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

11.	With respect to the Covered Options, this Agreement, the Substitute Award Document and the Plan are my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 13 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

12.	I accept the terms of this Agreement and the Covered Options, subject to the terms of this Agreement, the Plan, and the Substitute Award Document issued pursuant thereto. I am familiar with the Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.

13.	I agree that this Agreement and the Plan, and the Substitute Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that, unless otherwise provided in the Plan, this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA.

Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED COVERED OPTION(S) TO BE EXERCISABLE, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY HOLDINGS, INC. c/o EXECUTIVE REWARDS NO LATER THAN                                         .